Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
LENNAR REPORTS ONE-TIME CHARGE FOR LITIGATION FROM 2008
Miami, April 10, 2017 - Lennar Corporation (NYSE: LEN and LEN.B), one of the nation's largest homebuilders, reported that due to recent events which have transpired in litigation since the Company issued its earnings release, it has recorded a litigation accrual which will result in first quarter net earnings being lower than the $130.8 million, or $0.56 per diluted share, stated in its first quarter earnings press release on March 21, 2017. Subsequent to the earnings release, on March 23, 2017, the United States Court of Appeals for the Fourth Circuit held oral argument in an appeal in connection with litigation in which the Company is involved. Based on the Court hearing, the Company’s assessment of the probable outcome of the litigation has changed, and it now believes it is appropriate to record a one-time charge of $140 million for this litigation. The accrual represents the high end of the range of expected liability associated with the litigation. The Company was required to record the litigation accrual as a charge against pre-tax earnings in its first quarter because the determination that an accrual should be recorded was made before the Company filed its Form 10-Q for the first quarter. In addition to the accrual, the Company would purchase the property which is the subject of the litigation for $114 million, which approximates the Company’s estimate of the fair value of the property. As a result of this accrual, the Company’s first quarter net earnings reported in the Form 10-Q it filed today are $38.1 million or $0.16 per diluted share.
Stuart Miller, Lennar’s Chief Executive Officer, said “As we have disclosed for several years in our quarterly and annual SEC filings, we have been engaged in litigation since 2008 regarding whether we were required to purchase a property in Maryland. The property was put under contract in 2005 for a purchase price of $200 million. After entering into the contract, we later renegotiated the purchase price during the downturn, reducing it from $200 million to $134 million, $20 million of which had been paid and subsequently written-off, leaving a purchase price balance of $114 million. As we disclosed, in January 2015, a Federal District Court rendered a decision ordering us to purchase the property for $114 million and to pay interest at 12% per annum from May 27, 2008 ($13.7 million per year), as well as reimbursing the seller for real estate taxes and attorneys’ fees. However, our disclosures also stated that the Company had appealed the decision because we believed it was contrary to applicable law and therefore, no liability had been recorded with respect to the case. Based on our assessment of the March 23, 2017 oral argument referenced above, we now believe that the Company should record an accrual for this litigation.”
Notwithstanding this accrual, the Company continues to believe that the January 2015 Federal District Court decision is contrary to applicable law, as it has stated since it first disclosed the litigation. The Appellate Court’s final decision is still pending and could result in an outcome lower than the Company’s accrual.
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About Lennar
Lennar Corporation, founded in 1954, is one of the nation's largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Lennar's Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the "Investor Relations" section of the Company's website, www.lennar.com.
Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the probable outcome of the litigation. These forward-looking statements are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements. They include the risks detailed in the Company's filings with the SEC, including the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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